Exhibit 4(l)

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

100 MOTOR PARKWAY

HAUPPAUGE, NY 11788

TRUEINCOME BENEFIT SCHEDULE SUPPLEMENT

Annuity Number: [XXXXXXX]

Effective Date of the Rider: [Issue Date of the Annuity]

Roll-Up Rate: [5]%

Date We Stop Increasing the Roll-Up Value: [The tenth anniversary of the Effective Date of the Rider]

Ratchet Value Measuring Dates: [Each of the first ten anniversaries of the Annuity’s Issue Date after the Effective Date of the Rider]

Annual Income Percentage: [5]%

Annual Withdrawal Percentage: [7]%

Step-Up Waiting Period: [[1 year] from the later of the date of the first withdrawal or the date of the most recent step-up]

Minimum Guarantee Payment: [$100]

Annuity Payment Table: The Annuity Payment Table below is used to compute the minimum annual amount of a life annuity payment with 5 payments certain per $1,000 applied. We used the Annuity 2000 Mortality Table, less two years, with projected mortality improvements (modified Scale G), and an interest rate of 3% per year in preparing the Annuity Payment Table.

Age	Male	Female	Unisex	Age	Male	Female	Unisex
50	$45.16	$42.52	$43.06	75	$82.13	$74.48	$76.00
55	49.00	45.76	46.42	80	98.01	89.91	91.52
60	54.01	50.01	50.82	85	117.86	110.78	112.20
65	60.77	55.70	56.72	90	140.50	135.96	136.88
70	69.95	63.49	64.78	95	163.30	160.31	160.93

The factors in the Annuity Payment Table are based on the Annuitant’s Adjusted Age and sex. The Adjusted Age is the Annuitant’s age last birthday prior to the date on which the first Annuity payment is due, adjusted as shown in the “Translation of Adjusted Age Table” below.

Translation of Adjusted Age Table

Calendar Year in Which First Payment Is Due	Adjusted Age	Calendar Year in Which First Payment Is Due	Adjusted Age
Prior to 2010	Actual Age	2050 through 2059	Actual Age minus 5
2010 through 2019	Actual Age minus 1	2060 through 2069	Actual Age minus 6
2020 through 2029	Actual Age minus 2	2070 through 2079	Actual Age minus 7
2030 through 2039	Actual Age minus 3	2080 through 2089	Actual Age minus 8
2040 through 2049	Actual Age minus 4	2090 through 2099	Actual Age minus 9

Charge for the Rider: [The daily equivalent of an annual rate of [0.60]%]

2